Exhibit 99.1

Company Contact:	Investor Relations Contacts:	Media Contact:
Rob Lewis, CFO	David Barnard & Kirsten Chapman	Jason Howard
iMergent, Inc.	Lippert/Heilshorn & Assoc.	Lippert/Heilshorn & Assoc.
801.431.4695	415.433.3777	212.838.3777
investor_relations@imergentinc.com	David@lhai-sf.com	jhoward@lhai.com

iMergent Announces Resignation of Gary S. Gladstein from Board of Directors

OREM, Utah, August 24, 2005 – iMergent, Inc. (AMEX: IIG), a leading provider of eCommerce and software for small businesses and entrepreneurs, announced today the resignation of Gary S. Gladstein from the company’s board of directors, effective immediately.  Gladstein believes that the required presentation under generally accepted accounting principles (GAAP) does not provide meaningful financial analysis of the operations of the company for the users of the financial statements.  Gladstein was a member of the board of directors since August of 2003 and was chairman of the Audit Committee.

Donald Danks, chairman and chief executive officer, stated, “I would like to thank Gary for his many contributions to iMergent throughout the years.  His business experience and knowledge have contributed greatly to the company.”

With this announcement, the company will have four directors, two of whom are defined as independent.  iMergent plans to appoint an additional independent director to the board shortly, to comply with all applicable rules and regulations.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business product or idea via the Internet.  Headquartered in Orem, Utah the company sells its proprietary StoresOnline™ software and training services, helping users build a successful Internet strategy to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In connection with software, iMergent offers site development, web hosting, marketing and mentoring products.  iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases.

iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

Safe Harbor Statement

Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the company’s continued ability to maintain operations; the Company’s ability to maintain revenues; our being deemed to be in compliance with GAAP; the ability to appoint an additional independent director; the ability to file its 10-K in a timely manner; the company’s ability to attract and retain key management and other personnel; the results of Class Action suits filed; employees complying with company policy and laws.  For a more detailed discussion of factors that affect iMergent’s operating results, please refer to its SEC reports including its most recent Form 10-K and Form 10-Q. The company undertakes no obligation to update this forward-looking information.

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